Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of The Hertz Corporation of our reports dated February 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Guarantor and Non-Guarantor Condensed Consolidating Financial Statements in Note 18, as to which the date is January 30, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of The Hertz Corporation, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
January 30, 2013